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                                                          EXHIBIT 12.2

              CENTRAL POWER AND LIGHT COMPANY
        RATIO OF EARNINGS TO COMBINED FIXED CHARGES
               AND PREFERRED STOCK DIVIDENDS
       FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1994
                  (Thousands Except Ratio)
                        (Unaudited)


Operating Income                                            $203,378

Adjustments:
  Federal income taxes                                        36,551
  Provision for deferred Federal income taxes                 41,437
  Deferred investment tax credits                             (5,789)
  Other income and deductions                                    867
  Allowance for borrowed and equity funds
    used during construction                                   3,648
  Mirror CWIP amortization                                    69,925

        Earnings                                            $350,017


Fixed Charges:
  Interest on long-term debt                                $109,935
  Interest on short-term debt and other                       12,221
  Preferred stock dividend requirements                       20,428

        Fixed Charges and Preferred Requirements            $142,584


Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends                                 2.45